Marsh & McLennan Companies, Inc. 1166 Avenue of the Americas New York, New York 10036-2774 212 345 5000 www.mmc.com
Exhibit 99.1
NEWS RELEASE

MARSH & McLENNAN REPORTS FOURTH QUARTER AND FULL-YEAR 2020 RESULTS
Full-Year Revenue Growth of 3%; Underlying Revenue Growth of 1%
Full-Year GAAP Operating Income Rises 14%; Adjusted Operating Income Increases 9%
Full-Year GAAP EPS Increases 16% to $3.94; Adjusted EPS Increases 7% to $4.97
Fourth Quarter GAAP EPS of $0.73; Adjusted EPS of $1.19

NEW YORK, January 28, 2021 – Marsh & McLennan (NYSE: MMC), the world’s leading professional services firm in the areas of risk, strategy and people, today reported financial results for the fourth quarter and year ended December 31, 2020.
Dan Glaser, President and CEO, said: “2020 was a year like no other. I am proud of how our colleagues rose to the challenge, helping clients and one another and achieving impressive financial performance. We ended the year with a strong fourth quarter with positive underlying revenue growth. In 2020, we achieved revenue growth of 3% with underlying revenue growth of 1% and grew adjusted EPS 7%.
“We demonstrated our resilience as a company in 2020 and are well positioned for growth in 2021.”

Consolidated Results
Consolidated revenue in the fourth quarter of 2020 was $4.4 billion, an increase of 4% compared with the fourth quarter of 2019, or 1% on an underlying basis. Operating income was $571 million compared with $592 million in the prior year period. Adjusted operating income, which excludes noteworthy items as presented in the attached supplemental schedules, was $855 million, compared with $856 million in the prior year period. Net income attributable to the Company was $374 million, or $0.73 per diluted share, compared with $0.76 in the fourth quarter of 2019. Adjusted earnings per share was $1.19, compared with $1.19 for the prior year period.
For the year 2020, revenue was $17.2 billion, an increase of 3% compared with 2019, or 1% on an underlying basis. Operating income was $3.1 billion, while adjusted operating income rose 9% to $3.6 billion. Net income attributable to the Company was $2.0 billion. Earnings per share increased 16% to $3.94. Adjusted earnings per share increased 7% to $4.97 compared with $4.66 in 2019.

Risk & Insurance Services
Risk & Insurance Services revenue was $2.5 billion in the fourth quarter of 2020, an increase of 6%, or 3% on an underlying basis. Operating income was $463 million, compared with $365 million in the fourth quarter of 2019. Adjusted operating income decreased 5% to $525 million. For the year 2020, revenue was $10.3 billion, an increase of 8%, or 3% on an underlying basis. Operating income was $2.3 billion, compared to $1.8 billion in 2019. Adjusted operating income rose 14% to $2.6 billion.
Marsh's revenue in the fourth quarter of 2020 was $2.4 billion, an increase of 7%, or 4% on an underlying basis. In U.S./Canada, underlying revenue rose 7%. International operations underlying revenue was flat compared to the prior year period, reflecting underlying growth of 3% in Latin America and 1% in Asia Pacific, and partially offset by a decline of 2% in EMEA. For the year 2020, Marsh’s revenue growth was 7%, or 3% on an underlying basis.
Guy Carpenter's fourth quarter revenue was $162 million, an increase of 7%, or 5% on an underlying basis. For the year 2020, Guy Carpenter’s revenue grew 15% compared to a year ago, or 6% on an underlying basis.
Consulting
Consulting revenue was $1.9 billion in the fourth quarter of 2020, an increase of 1%, or a decline of 1% on an underlying basis. Operating income declined to $179 million, compared with $336 million in the fourth quarter of 2019, primarily due to a provision for a legacy JLT E&O. Adjusted operating income was $387 million, an increase of 8% compared with $359 million in the fourth quarter of 2019. For the year 2020, revenue was $7.0 billion, a decrease of 2% on both a GAAP and underlying basis. Operating income was $1.0 billion, compared with $1.2 billion in 2019. Adjusted operating income decreased 2% to $1.2 billion.
Mercer’s revenue was $1.3 billion in the fourth quarter of 2020, a decrease of 1%, or a 3% decline on an underlying basis. Wealth, with revenue of $629 million, decreased 1% on an underlying basis. Health, with revenue of $445 million, decreased 2% on an underlying basis. Career revenue of $238 million decreased 7% on an underlying basis. For the year 2020, Mercer’s revenue declined 2%, or 1% on an underlying basis.
Oliver Wyman’s revenue was $590 million in the fourth quarter of 2020, an increase of 4% on an underlying basis. For the year 2020, Oliver Wyman’s revenue was $2.0 billion, a decline of 4% on an underlying basis.

Other Items
In December, Marsh & McLennan Agency (MMA) closed the acquisitions of independent agencies INSPRO, Heritage Insurance Service, Inc., and Compass Financial Partners. For the year 2020, MMA achieved a record year of acquisitions, completing eight transactions with approximately $235 million of combined revenue, marking the largest year of acquired revenue since it was started in 2009.
During the fourth quarter of 2020, the Company repaid $700 million of senior notes and prepaid $300 million of floating rate notes due December 2021.
Conference Call
A conference call to discuss fourth quarter 2020 results will be held today at 8:30 a.m. Eastern time. To participate in the teleconference, please dial +1 866 437 7574. Callers from outside the United States should dial +1 409 220 9376. The access code for both numbers is 7838349. The live audio webcast may be accessed at MMC.com. A replay of the webcast will be available approximately two hours after the event.
About Marsh & McLennan Companies
Marsh & McLennan (NYSE: MMC) is the world’s leading professional services firm in the areas of risk, strategy and people. The Company’s 76,000 colleagues advise clients in over 130 countries. With annual revenue over $17 billion, Marsh & McLennan helps clients navigate an increasingly dynamic and complex environment through four market-leading businesses. Marsh advises individual and commercial clients of all sizes on insurance broking and innovative risk management solutions. Guy Carpenter develops advanced risk, reinsurance and capital strategies that help clients grow profitably and pursue emerging opportunities. Mercer delivers advice and technology-driven solutions that help organizations redefine the world of work, reshape retirement and investment outcomes, and unlock health and wellbeing for a changing workforce. Oliver Wyman serves as critical strategic, economic and brand advisor to private sector and governmental clients. For more information, visit mmc.com, follow us on LinkedIn and Twitter or subscribe to BRINK.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS
This press release contains "forward-looking statements," as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management's current views concerning future events or results, use words like "anticipate," "assume," "believe," "continue," "estimate," "expect," "intend," "plan," "project" and similar terms, and future or conditional tense verbs like "could," "may," "might," "should," "will" and "would."
Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed or implied in our forward-looking statements. Factors that could materially affect our future results include, among other things:
•the financial and operational impact of COVID-19 on our revenue and ability to generate new business, our overall level of profitability and cash flow, and our liquidity, including the timeliness and collectability of our receivables;
•the impact from lawsuits, other contingent liabilities and loss contingencies arising from errors and omissions, breach of fiduciary duty or other claims against us, including claims related to pandemic coverage;
•the impact of investigations, reviews, or other activity by regulatory or law enforcement authorities, including the ongoing U.K. FCA review of legacy JLT enhanced transfer value advice;
•the financial and operational impact of complying with laws and regulations where we operate and the risks of noncompliance with such laws, including anti-corruption laws such as the U.S. Foreign Corrupt Practices Act, U.K. Anti-Bribery Act, trade sanctions regimes and cybersecurity and data privacy regulations such as the E.U.’s General Data Protection Regulation;
•our ability to maintain adequate safeguards to protect the security of our information systems and confidential, personal or proprietary information, particularly given the increased risk of phishing and other cybersecurity attacks or unauthorized dissemination of information caused by remote work arrangements;
•our ability to compete effectively and adapt to changes in the competitive environment, including to respond to technological change, disintermediation, digital disruption and other types of innovation;
•our ability to manage risks associated with our investment management and related services business, particularly in the context of uncertain equity markets, including our ability to execute timely trades in light of increased trading volume and to manage potential conflicts of interest between investment consulting and fiduciary management services;
•our ability to attract and retain industry leading talent;
•our ability to successfully recover if we experience a business continuity problem due to cyberattack, natural disaster or otherwise;
•the regulatory, contractual and reputational risks that arise based on insurance placement activities and various insurer revenue streams; and
•the impact of changes in tax laws, guidance and interpretations or disagreements with tax authorities, particularly due to the change in U.S. presidential administrations.

The factors identified above are not exhaustive. Marsh & McLennan Companies and its subsidiaries operate in a dynamic business environment in which new risks emerge frequently. Accordingly, we caution readers not to place undue reliance on any forward-looking statements, which are based only on information currently available to us and speak only as of the dates on which they are made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made.

Further information concerning Marsh & McLennan Companies and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in the Company's filings with the Securities and Exchange Commission, including the "Risk Factors" section and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations" section of our most recently filed Annual Report on Form 10-K.

Marsh & McLennan Companies, Inc.
Consolidated Statements of Income
(In millions, except per share figures)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Revenue	$4,416	$4,264	$17,224	$16,652
Expense:
Compensation and Benefits	2,650	2,478	10,129	9,734
Other Operating Expenses	1,195	1,194	4,029	4,241
Operating Expenses	3,845	3,672	14,158	13,975
Operating Income	571	592	3,066	2,677
Other Net Benefit Credits	70	62	257	265
Interest Income	2	5	7	39
Interest Expense	(128)	(130)	(515)	(524)
Cost of Extinguishment of Debt	—	—	—	(32)
Investment Income (Loss)	25	2	(22)	22
Acquisition Related Derivative Contracts	—	—	—	(8)
Income Before Income Taxes	540	531	2,793	2,439
Income Tax Expense	161	135	747	666
Net Income Before Non-Controlling Interests	379	396	2,046	1,773
Less: Net Income Attributable to Non-Controlling Interests	5	5	30	31
Net Income Attributable to the Company	$374	$391	$2,016	$1,742
Net Income Per Share Attributable to the Company
- Basic	$0.74	$0.77	$3.98	$3.44
- Diluted	$0.73	$0.76	$3.94	$3.41
Average Number of Shares Outstanding
- Basic	507	504	506	506
- Diluted	513	510	512	511
Shares Outstanding at December 31	508	504	508	504

The Company acquired JLT on April 1, 2019 and JLT's results are included in the Company's consolidated results of operations from that date.

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Three Months Ended December 31
(Millions) (Unaudited)
The Company conducts business in more than 130 countries. As a result, foreign exchange rate movements may impact period-to-period comparisons of revenue. Similarly, certain other items such as the revenue impact of acquisitions and dispositions, including transfers among businesses, may impact period-to-period comparisons of revenue. Underlying revenue measures the change in revenue from one period to the next by isolating these impacts.

				Components of Revenue Change*
	Three Months Ended December 31,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions/ Other Impact	Underlying Revenue
	2020	2019
Risk and Insurance Services
Marsh	$2,364	$2,219	7%	1%	2%	4%
Guy Carpenter	162	152	7%	—	1%	5%
Subtotal	2,526	2,371	7%	1%	2%	4%
Fiduciary Interest Income	6	25
Total Risk and Insurance Services	2,532	2,396	6%	1%	2%	3%
Consulting
Mercer	1,312	1,326	(1)%	2%	—	(3)%
Oliver Wyman	590	559	6%	2%	—	4%
Total Consulting	1,902	1,885	1%	2%	—	(1)%
Corporate/Eliminations	(18)	(17)
Total Revenue	$4,416	$4,264	4%	1%	1%	1%

Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

				Components of Revenue Change*
	Three Months Ended December 31,		% Change GAAP Revenue	Currency Impact	Acquisitions/ Dispositions/ Other Impact	Underlying Revenue
	2020	2019
Marsh:
EMEA	$688	$661	4%	3%	3%	(2)%
Asia Pacific	269	255	5%	4%	—	1%
Latin America	141	156	(10)%	(8)%	(6)%	3%
Total International	1,098	1,072	2%	2%	1%	—
U.S./Canada	1,266	1,147	11%	—	3%	7%
Total Marsh	$2,364	$2,219	7%	1%	2%	4%
Mercer:
Wealth	629	621	2%	3%	—	(1)%
Health	445	455	(2)%	—	—	(2)%
Career	238	250	(5)%	2%	—	(7)%
Total Mercer	$1,312	$1,326	(1)%	2%	—	(3)%

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Supplemental Information - Revenue Analysis
Twelve Months Ended December 31
(Millions) (Unaudited)
The Company conducts business in more than 130 countries. As a result, foreign exchange rate movements may impact period-to-period comparisons of revenue. Similarly, certain other items such as the revenue impact of acquisitions and dispositions, including transfers among businesses, may impact period-to-period comparisons of revenue. Underlying revenue measures the change in revenue from one period to the next by isolating these impacts.
The calculation of underlying revenue growth for the twelve months ended December 31, 2020 includes the results of JLT. The column "2019 Including JLT" includes JLT's prior year first quarter revenue (See reconciliation of non-GAAP measures on page 14).

						Components of Revenue Change Including JLT*
	Twelve Months Ended December 31,		% Change GAAP Revenue	2019 Including JLT	% Change Including JLT in 2019	Currency Impact	Acquisitions/ Dispositions/ Other Impact	Underlying Revenue
	2020	2019
Risk and Insurance Services
Marsh	$8,595	$8,014	7%	$8,246	4%	(1)%	2%	3%
Guy Carpenter	1,696	1,480	15%	1,598	6%	—	—	6%
Subtotal	10,291	9,494	8%	9,844	5%	(1)%	1%	4%
Fiduciary Interest Income	46	105		110
Total Risk and Insurance Services	10,337	9,599	8%	9,954	4%	(1)%	1%	3%
Consulting
Mercer	4,928	5,021	(2)%	5,094	(3)%	—	(2)%	(1)%
Oliver Wyman	2,048	2,122	(3)%	2,122	(3)%	—	—	(4)%
Total Consulting	6,976	7,143	(2)%	7,216	(3)%	—	(1)%	(2)%
Corporate/Eliminations	(89)	(90)		(90)
Total Revenue	$17,224	$16,652	3%	$17,080	1%	—	—	1%

Revenue Details
The following table provides more detailed revenue information for certain of the components presented above:

						Components of Revenue Change Including JLT*
	Twelve Months Ended December 31,		% Change GAAP Revenue	2019 Including JLT	% Change Including JLT in 2019	Currency Impact	Acquisitions/ Dispositions/ Other Impact	Underlying Revenue
	2020	2019
Marsh:
EMEA	$2,575	$2,482	4%	$2,589	(1)%	—	—	—
Asia Pacific	1,059	953	11%	1,019	4%	—	—	4%
Latin America	424	460	(8)%	483	(12)%	(10)%	(5)%	3%
Total International	4,058	3,895	4%	4,091	(1)%	(1)%	(1)%	1%
U.S./Canada	4,537	4,119	10%	4,155	9%	—	4%	5%
Total Marsh	$8,595	$8,014	7%	$8,246	4%	(1)%	2%	3%
Mercer:
Wealth	2,348	2,369	(1)%	2,422	(3)%	—	(2)%	(1)%
Health	1,793	1,796	—	1,815	(1)%	(1)%	(2)%	2%
Career	787	856	(8)%	857	(8)%	—	—	(8)%
Total Mercer	$4,928	$5,021	(2)%	$5,094	(3)%	—	(2)%	(1)%

* Components of revenue change may not add due to rounding.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures - Actual as Reported
Three Months Ended December 31
(Millions) (Unaudited)

Overview
The Company reports its financial results in accordance with accounting principles generally accepted in the United States (referred to in this release as "GAAP" or "reported" results). The Company also refers to and presents below certain additional non-GAAP financial measures, within the meaning of Regulation G under the Securities Exchange Act of 1934. These measures are: adjusted operating income (loss), adjusted operating margin, adjusted income, net of tax and adjusted earnings per share (EPS). The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP in the following tables.

The Company believes these non-GAAP financial measures provide useful supplemental information that enables investors to better compare the Company’s performance across periods. Management also uses these measures internally to assess the operating performance of its businesses, to assess performance for employee compensation purposes and to decide how to allocate resources. However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP. The Company's non-GAAP measures include adjustments that reflect how management views our businesses, and may differ from similarly titled non-GAAP measures presented by other companies.
Adjusted Operating Income (Loss) and Adjusted Operating Margin
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company's GAAP operating income or (loss). The following tables identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income or loss, on a consolidated and segment basis, for the three and twelve months ended December 31, 2020 and 2019. The following tables also present adjusted operating margin. In 2019, the Company changed its methodology for calculating adjusted operating margin due to the significant amount of identified intangible asset amortization related to the acquisition of JLT on April 1, 2019. For the three and twelve months ended December 31, 2020 and 2019, adjusted operating margin is calculated by dividing the sum of adjusted operating income plus identified intangible asset amortization by consolidated or segment adjusted revenue.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Three Months Ended December 31, 2020
Operating income (loss)	$463	$179	$(71)	$571
Operating margin	18.3%	9.4%	N/A	12.9%
Add (deduct) impact of Noteworthy Items:
Restructuring, excluding JLT (a)	1	37	8	46
Changes in contingent consideration (b)	3	1	—	4
JLT integration and restructuring costs (c)	46	20	4	70
JLT legacy E&O provision (d)	—	161	—	161
JLT acquisition-related costs (e)	11	1	1	13
Disposal of businesses (f)	1	(11)	—	(10)
Other	—	(1)	1	—
Operating income adjustments	62	208	14	284
Adjusted operating income (loss)	$525	$387	$(57)	$855
Total identified intangible amortization expense	$70	$16	$—	$86
Adjusted operating margin	23.5%	21.4%	N/A	21.3%

As Reported Results
Three Months Ended December 31, 2019
Operating income (loss), as reported	$365	$336	$(109)	$592
Operating margin	15.2%	17.8%	N/A	13.9%
Add (deduct) impact of Noteworthy Items:
Restructuring, excluding JLT (a)	28	13	15	56
Changes in contingent consideration (b)	41	1	—	42
JLT integration and restructuring costs (c)	95	8	40	143
JLT acquisition-related costs (e)	16	1	—	17
Disposal of businesses	2	—	—	2
Other	3	—	1	4
Operating income adjustments	185	23	56	264
Adjusted operating income (loss)	$550	$359	$(53)	$856
Total identified intangible amortization expense	$66	$13	$—	$79
Adjusted operating margin	25.7%	19.7%	N/A	21.9%

(a) Consulting charges in both 2020 and 2019 reflect severance and real estate exit costs related to the Mercer restructuring program. Risk & Insurance Services in 2019 reflects severance and related charges from non-JLT merger integration costs. Corporate charges in 2020 primarily reflect restructuring and consulting costs related to the Company's corporate led initiatives. Corporate charges in 2019 are primarily related to adjustments to restructuring liabilities for future rent under non-cancellable leases.
(b) Primarily includes the change in fair value as measured each quarter of contingent consideration related to acquisitions.
(c) Includes costs incurred for staff reductions and real estate exit costs, as well as consulting costs related to the JLT Transaction.
(d) Reflects a provision for a legacy JLT E&O relating to suitability of financial advice provided to individuals for defined benefit pension transfers.
(e) Reflects retention costs in the Risk & Insurance Services and Consulting segments related to the closing of the JLT Transaction.
(f) Consulting in 2020 includes a contingent gain adjustment from Mercer's U.S. large market health and defined benefit administration business sold in 2019. These amounts are removed from GAAP revenue in the calculation of adjusted operating income.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures - Actual as Reported
Twelve Months Ended December 31
(Millions) (Unaudited)
The information presented below represents the actual as reported data for the twelve months ended December 31, 2020 and 2019. Results for the twelve months ended December 31, 2019 do not include JLT's results of operations for the period January 1, 2019 through March 31, 2019.

	Risk & Insurance Services	Consulting	Corporate/ Eliminations	Total
Twelve Months Ended December 31, 2020
Operating income (loss)	$2,346	$994	$(274)	$3,066
Operating margin	22.7%	14.3%	N/A	17.8%
Add (deduct) impact of Noteworthy Items:
Restructuring, excluding JLT (a)	3	54	32	89
Changes in contingent consideration (b)	25	(1)	2	26
JLT integration and restructuring costs (c)	171	51	29	251
JLT legacy E&O provision (d)	—	161	—	161
JLT acquisition-related costs (e)	50	3	1	54
Disposal of businesses (f)	7	(15)	—	(8)
Other	5	—	—	5
Operating income adjustments	261	253	64	578
Adjusted operating income (loss)	$2,607	$1,247	$(210)	$3,644
Total identified intangible amortization expense	$292	$59	$—	$351
Adjusted operating margin	28.0%	18.8%	N/A	23.2%

As Reported Results
Twelve Months Ended December 31, 2019
Operating income (loss), as reported	$1,833	$1,210	$(366)	$2,677
Operating margin	19.1%	16.9%	N/A	16.1%
Add (deduct) impact of Noteworthy Items:
Restructuring, excluding JLT (a)	34	56	22	112
Changes in contingent consideration (b)	65	3	—	68
JLT integration and restructuring costs (c)	229	18	88	335
JLT acquisition-related costs (e)	97	2	51	150
Disposal of businesses (f)	15	(14)	—	1
Other	6	—	2	8
Operating income adjustments	446	65	163	674
Adjusted operating income (loss)	$2,279	$1,275	$(203)	$3,351
Total identified intangible amortization expense	$260	$54	$—	$314
Adjusted operating margin	26.3%	18.6%	N/A	22.0%

(a) Consulting charges in both 2020 and 2019 reflect severance and real estate exit costs related to the Mercer restructuring program. Risk & Insurance Services in 2019 reflects severance and related charges from non-JLT merger integration costs. Corporate charges in 2020 primarily reflect restructuring and consulting costs related to the Company's corporate led initiatives, including adjustments to restructuring liabilities for future rent under non-cancellable leases. Corporate charges in 2019 are primarily related to adjustments to restructuring liabilities for future rent under non-cancellable leases.
(b) Primarily includes the change in fair value as measured each quarter of contingent consideration related to acquisitions.
(c) Includes costs incurred for staff reductions and real estate exit costs, as well as legal and consulting costs related to the integration.
(d) Reflects a provision for a legacy JLT E&O relating to suitability of financial advice provided to individuals for defined benefit pension transfers.
(e) Reflects retention costs in 2020 and 2019, advisor fees and stamp duty taxes and legal fees related to the closing of the JLT Transaction and retention costs. 2019 also includes the loss on the sale of JLT's aerospace business, which is included in revenue. This loss is removed from GAAP revenue in the calculation of adjusted operating income.
(f) Consulting in 2020 includes a contingent gain adjustment from Mercer's U.S. large market health and defined benefit administration business sold in 2019. 2019 reflects the loss on the sale of a U.S. Specialty business at Marsh and a gain on the sale of Mercer's stand-alone U.S. large market health and defined benefit administration business, which are both included in revenue.These amounts are removed from GAAP revenue in the calculation of adjusted operating income.

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures
Three and Twelve Months Ended December 31
(Millions) (Unaudited)

Adjusted income, net of tax is calculated as the Company's GAAP income from continuing operations, adjusted to reflect the after tax impact of the operating income adjustments set forth in the preceding tables and investments gains or losses related to the impact of mark-to-market adjustments on certain equity securities. Adjustments also include JLT acquisition related items, including change in fair value of derivative contracts, financing costs and interest income on funds held in escrow. Adjusted EPS is calculated by dividing the Company’s adjusted income, net of tax, by MMC's average number of shares outstanding-diluted for the relevant period. The following tables reconcile adjusted income, net of tax to GAAP income from continuing operations and adjusted EPS to GAAP EPS for the three and twelve months ended December 31, 2020 and 2019. The information presented below represents the actual as reported results for the three and twelve month periods ended December 31, 2020 and 2019. Results for the twelve months ended December 31, 2019 do not include JLT's results of operations for the period January 1, 2019 through March 31, 2019.

	Three Months Ended December 31, 2020			Three Months Ended December 31, 2019
	Amount		Adjusted EPS	Amount		Adjusted EPS
Net income before non-controlling interests, as reported		$379			$396
Less: Non-controlling interest, net of tax		5			5
Subtotal		$374	$0.73		$391	$0.76
Operating income adjustments	$284			$264
Investments adjustment (a)	(14)			—
Pension settlement adjustment/charge (b)	3			9
Impact of income taxes on above items	(35)			(54)
		238	0.46		219	0.43
Adjusted income, net of tax		$612	$1.19		$610	$1.19

	Twelve Months Ended December 31, 2020			Twelve Months Ended December 31, 2019
	Amount		Adjusted EPS	Amount		Adjusted EPS
Net income before non-controlling interests, as reported		$2,046			$1,773
Less: Non-controlling interest, net of tax		30			31
Subtotal		$2,016	$3.94		$1,742	$3.41
Operating income adjustments	$578			$674
Investments adjustment (a)	28			(10)
Pension settlement adjustment/charge (b)	3			7
Change in fair value of acquisition related derivative contracts (c)	—			8
Financing costs (d)	—			53
Interest on funds held in escrow (e)	—			(25)
Early extinguishment of debt	—			32
Impact of income taxes on above items	(85)			(99)
		524	1.03		640	1.25
Adjusted income, net of tax		$2,540	$4.97		$2,382	$4.66

(a) Represents mark-to-market gains of $14 million for the three months ended December 31, 2020, primarily related to the Company’s investment in Alexander Forbes (“AF”).
The investment adjustment for the twelve months ended December 31, 2020 primarily relates to AF, and includes mark to market gains and losses, as well as a loss on the sale of AF shares in June 2020.
(b) Pension settlement charge resulting from lump sum settlements elected by participants. Recognition of these payments as a partial settlement was required because in each respective plan the lump sum payments exceeded the total of interest and service cost for the year.
(c) Reflects the change in fair value of derivatives related to the JLT acquisition.
(d) Reflects interest expense on debt issuances and amortization of bridge financing fees related to the acquisition of JLT (prior to April 1, 2019).
(e) Interest income earned on funds held in escrow related to the JLT acquisition (prior to April 1, 2019).

Marsh & McLennan Companies, Inc.
Supplemental Information
Three and Twelve Months Ended December 31
(Millions) (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Consolidated
Compensation and Benefits	$2,650	$2,478	$10,129	$9,734
Other operating expenses	1,195	1,194	4,029	4,241
Total Expenses	$3,845	$3,672	$14,158	$13,975

Depreciation and amortization expense	$108	$88	$390	$333
Identified intangible amortization expense	86	79	351	314
Total	$194	$167	$741	$647

Stock option expense	$3	$3	$28	$26

Risk and Insurance Services
Compensation and Benefits	$1,456	$1,358	$5,690	$5,370
Other operating expenses	613	673	2,301	2,396
Total Expenses	$2,069	$2,031	$7,991	$7,766

Depreciation and amortization expense	$62	$42	$208	$156
Identified intangible amortization expense	70	66	292	260
Total	$132	$108	$500	$416

Consulting
Compensation and Benefits	$1,084	$1,002	$3,995	$3,934
Other operating expenses	639	547	1,987	1,999
Total Expenses	$1,723	$1,549	$5,982	$5,933

Depreciation and amortization expense	$29	$27	$115	$102
Identified intangible amortization expense	16	13	59	54
Total	$45	$40	$174	$156

The Company acquired JLT on April 1, 2019 and JLT's results are included in the Company's consolidated results of operations from that date.

Marsh & McLennan Companies, Inc.
Consolidated Balance Sheets
(Millions) (Unaudited)

	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$2,089	$1,155
Net receivables	5,287	5,236
Other current assets	740	677
Total current assets	8,116	7,068

Goodwill and intangible assets	18,216	17,445
Fixed assets, net	856	858
Pension related assets	1,768	1,632
Right of use assets	1,894	1,921
Deferred tax assets	722	676
Other assets	1,458	1,757
TOTAL ASSETS	$33,030	$31,357

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$517	$1,215
Accounts payable and accrued liabilities	3,050	2,746
Accrued compensation and employee benefits	2,400	2,197
Current lease liabilities	342	342
Accrued income taxes	208	179
Total current liabilities	6,517	6,679

Fiduciary liabilities	8,585	7,344
Less - cash and investments held in a fiduciary capacity	(8,585)	(7,344)
	—	—
Long-term debt	10,796	10,741
Pension, post-retirement and post-employment benefits	2,662	2,336
Long-term lease liabilities	1,924	1,926
Liabilities for errors and omissions	366	335
Other liabilities	1,505	1,397

Total equity	9,260	7,943
TOTAL LIABILITIES AND EQUITY	$33,030	$31,357

Marsh & McLennan Companies, Inc.
Consolidated Statements of Cash Flows
(Millions) (Unaudited)

	For the Years Ended December 31,
	2020	2019
Operating cash flows:
Net income before non-controlling interests	$2,046	$1,773
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	741	647
Non cash lease expense	355	315
Charge for early extinguishment of debt	—	32
Share-based compensation expense	290	252
Change in fair value of acquisition-related derivative contracts and other	64	153

Changes in Assets and Liabilities:
Accrued compensation and employee benefits	207	154
Net receivables	(36)	(130)
Other changes to assets and liabilities	390	(24)
Contributions to pension & other benefit plans in excess of current year expense/credit	(356)	(369)
Operating lease liabilities	(342)	(327)
Effect of exchange rate changes	23	(115)
Net cash provided by operations	3,382	2,361
Financing cash flows:
Purchase of treasury shares	—	(485)
Net borrowings from term-loan and credit facilities	1,000	300
Proceeds from issuance of debt	737	6,459
Repayments of debt	(2,515)	(1,064)
Payments for early extinguishment of debt	—	(585)
Acquisition-related derivative payments	—	(337)
Net issuance of common stock from treasury shares	—	69
Net distributions from non-controlling interests and deferred/contingent consideration	(159)	(161)
Dividends paid	(943)	(890)
Net cash (used for) provided by financing activities	(1,880)	3,306
Investing cash flows:
Capital expenditures	(348)	(421)
Net sales of long-term investments and other	104	26
Dispositions	98	229
Acquisitions	(668)	(5,505)
Net cash used for investing activities	(814)	(5,671)
Effect of exchange rate changes on cash and cash equivalents	246	93
Increase in cash and cash equivalents	934	89
Cash and cash equivalents at beginning of period	1,155	1,066
Cash and cash equivalents at end of period	$2,089	$1,155

Marsh & McLennan Companies, Inc.
Reconciliation of Non-GAAP Measures - 2019 Revenue Including JLT
Twelve Months Ended December 31, 2019
(Millions) (Unaudited)
On April 1, 2019, the Company completed its previously announced acquisition of Jardine Lloyd Thompson Group, plc. JLT's results of operations for the twelve month period ended December 31, 2020 are included in the Company’s results of operations for 2020. The Company's prior period 2019 results of operations do not include JLT’s results for the three months ended March 31, 2019. Prior to being acquired by the Company, JLT operated in three segments, Specialty, Reinsurance and Employee Benefits. As of April 1, 2019, the historical JLT businesses were combined into MMC operations as follows: JLT Specialty was included by geography within Marsh, JLT Reinsurance was included within Guy Carpenter and the majority of the JLT Employee Benefits business was included in Mercer Health and Wealth.
The JLT Transaction had a significant impact on the Company’s results of operations in 2019. The Company believes that in addition to the change in reported GAAP revenue, a comparison of 2020 revenue to the combined 2019 revenue of MMC and JLT would provide investors useful information about the year-over-year results.

The table below sets forth revenue information as if the companies were combined on January 1, 2019. Consolidated revenue in 2019 for the twelve months ended December 31, 2019 "MMC as previously reported" does not include JLT revenue for the period from January 1 to March 31, 2019. The "2019 Including JLT" revenue information set forth in the table below presents revenue information as if the companies were combined on January 1, 2019 and is not necessarily indicative of what the results would have been had we operated the business since January 1, 2019.
The MMC revenue amounts are as previously reported by the Company in its quarterly filings on Form 10-Q for the applicable periods. JLT 2019 revenue information is derived using the same policies and adjustments as the "JLT Supplemental Information - Revenue Analysis" furnished to the SEC on June 6, 2019 on Form 8-K, and includes the revenue from JLT’s aerospace business.

Twelve Months Ended December 31, 2019
MMC As Previously Reported
Risk & Insurance Services
Marsh	$8,014
Guy Carpenter	1,480
Subtotal	9,494
Fiduciary Interest Income	105
Total Risk & Insurance Services	9,599
Consulting
Mercer	5,021
Oliver Wyman	2,122
Total Consulting	7,143
Corporate/Eliminations	(90)
Total Revenue	$16,652

JLT 2019
Specialty (Marsh)	$232
Reinsurance (Guy Carpenter)	118
Employee Benefits (Mercer)	73
Subtotal	423
Fiduciary Interest Income	5
Total Revenue	$428

2019 Including JLT
Marsh	$8,246
Guy Carpenter	1,598
Subtotal	9,844
Fiduciary Interest Income	110
Total Risk & Insurance Services	9,954
Consulting
Mercer	5,094
Oliver Wyman	2,122
Total Consulting	7,216
Corporate/Eliminations	(90)
Total Revenue	$17,080